SERVICE AGREEMENT


Between


TIWR HOLDING GMBH & CO. KG


- hereinafter called "Company" -


a n d


DIETER RIETSCHLE


- hereinafter called "General Manager" -


1.       SCOPE OF DUTIES

1.1 The Company hereby employs the General Manager as its general manager. The General Manager shall represent the Company and conduct any Company business pursuant to applicable laws, the provisions of the Company's Articles of Association, any rules of procedure applicable to Management, and instructions given by the Shareholders.

1.2 The Company may appoint further general managers. In any such event, the General Manager shall represent the Company with another general manager and/or a Prokurist. The Company may grant any individual general manager sole power of representation.

1.3 It shall be incumbent upon the Shareholder Meeting to determine, from time to time, the allocation of business among the various general managers.

2.       TERM

2.1      The Employment of the General Manager shall commence on August 30,
          2002.

2.2 This Service Agreement shall be concluded until December 31, 2004. This Service Agreement shall be automatically extended by successive one years' periods unless it is terminated 6 months prior to its expiration.

2.3      Any notice of termination shall be given in writing.

2.4 In the event of a termination of this Service Agreement by either party the Company may release the General Manager from his services until the end of the termination period and subject to continuing payments attributable to him under this Service Agreement.


2.5 This Service Agreement shall terminate without requiring any further notice at the end of the month during which the General Manager attains the age of 65.

3.       TRANSACTIONS SUBJECT TO CONSENT

         Any business transactions beyond the normal scope of business shall be subject to the prior consent of the Shareholder Meeting. This shall include but not be limited to:

- purchase, disposal and mortgaging of real property and rights equivalent to real property;

-        taking up new, abandoning existing, Company businesses;

-        formation and discontinuance of branch offices and branch operations;

-        purchase and disposal of operations and permanent holdings;

- conclusion, amendment and revocation of contracts for the lease of running concerns, profit-and-loss assumption agreements as well as other corporate agreements;

-        taking out and repayment of loans;

- agreeing upon credit lines for current account and acceptance credits, as well as amending any such agreement;

-        granting loans;

- providing collateral for any third party, including but not limited to standing surety and providing warranties;

- conclusion, amendment and termination of license agreements regarding industrial property rights and know how;

- realization of investments (including leasing) if the purchase or production costs exceed EUR 150,000 in a business year or EUR 100,000 in a single case;

- conclusion, amendment and termination of rent, lease and licence agreements as well as any other agreeement with a term or notice period of more than five years or an annual rent or lease of more than EUR 100,000;

-        granting and withdrawing powers of commercial representation or agency;

- conclusion, amendment and termination of contracts for the service of managers holding commercial powers of representation, commercial powers of agency or of employees performing similar functions;

- pension agreements, profit sharing agreements and any other allowances granted by the Company to the staff except for the usual Christmas allowance and holiday allowance;

- execution of voting rights in holding companies if the legal transaction to be resolved is a legal transaction or act which requires consent within the meaning of this contract or if the shareholders' meeting would be responsible;

-        agreements with shareholders or persons associated with them.

4.       REMUNERATION

4.1 The General Manager shall be entitled to an annual salary of EUR 232.000,00 gross, payable in 12 equal monthly instalments, statutory deductions being retained.

         The Company shall reimburse the General Manager 50% of his social security contributions (pension, health, unemployment, health care) up to a maximum amount under the German social security system.

4.2 The Managing Director is entitled to receive a director's bonus. The director's bonus is calculated as follows:

         Calculation basis is the profit of the group (referring to the Company as parent company of the group) before the reduction of trade tax. The following graduation is hereby applicable:

         -        up to EUR 100,000 group profit - 0,
         -        up to EUR 150,000 group profit - 2.5 %,
         -        up to EUR 200,000 group profit - 5 %,
         -        up to EUR 300,000 group profit - 7.5 %,
         -        above EUR 300,000 group profit - 10 %.

         The director's bonus can only amount to a maximum of 30 % of the current salary.

4.3 Travel and other expenses shall be reimbursed to the Managing Director in accordance with the Company's expense policy and within the scope of the amounts permissable under the tax regulations.

4.4 The General Manager shall be entitled to a upper class Company car which may be also used for private use. The Company shall bear all current expenses pertaining to the car, except fuel expenses on vacation trips. Any income tax payable for the monetary value inherent in the benefit of said private use shall be borne by the General Manager.

4.5 The General Manager is entitled to the remuneration received from Rietschle S.p.a., Rietschle U.K. Ltd., Rietschle B.V. and Rietschle S.A.S.

5.       INABILITY TO WORK

         In the event of any temporary inability to work due to illness the General Manager's remuneration pursuant to the provision preceding shall be payable for a twelve-month period, but in no event longer than up to the termination of this Service Agreement, the amount corresponding to the sickness benefits paid by the health insurance of the General Manager being deducted.

6.       VACATION

6.1      The General Manager shall be entitled to 30 holidays.

6.2 When scheduling any such vacations, the General Manager shall take due account of Company business, such business taking precedence in any specific case.

6.3 In the event the General Manager may not be in a position to totally or partially go on vacation due to the requirements of the Company the Parties will negotiate in good faith about a transfer of the vacation into the next calendar year.

7.       INSURANCE

7.1 The Company insures the General Manager appropriately at its own expense against the risk of industrial accidents, especially while travelling or during business travels - including on the way between home and Company'>s office - also against death, invalidity, personal injury and material damage as well as against loss of earnings.

7.2 The claims resulting out of the insurance are immediately due to the General Manager or to the person stated in the insurance policy after death of the General Manager, respectively.

8.       SECRECY

         The General Manager undertakes at all times during the term of this Service Agreement and thereafter to hold in strictest confidence any trade secrets of the Company or its associated companies.

9.       NON-COMPETITION COVENANT

         For the duration of this Agreement, the General Manager shall refrain from acting - in a self-employed, employed, or any other capacity whatsoever - for any other firm or company irrespective of its legal form, or to form or purchase any such firm or company, or any interest therein, in direct or indirect competition with the Company.

10.      SIDE-LINE ACTIVITIES

10.1 The General Manager shall dedicate his entire working capacity and all his technical know-how and experience at the Company's exclusive disposal.

10.2 During the continuance of this Service Agreement, the General Manager shall refrain from performing any side-line activities, whether paid or unpaid, for himself or any third party. Exemt herefrom are his activities as managing director of Werner Rietschle Verwaltungs GmbH as well as honorary positions in the political, cultural and social field are permitted insofar as they can be performed without affecting the duties of the General Manager under this contract.

10.3 Any publications and papers relating to activities of the Company, or its affiliates, as well as the acceptance of functions on the boards of other companies as well as honorary positions on behalf of any organization shall be subject to the Company's prior written consent. Any such consent may be revoked at any time.

11.      SURRENDER OF DOCUMENTS

         Upon termination of this Agreement or in the event of dismissal, the General Manager shall immediately return any objects and documents including all notes and copies as well as the car to the Company, and certify the completeness, correctness and proper function of any object so surrendered. Any right of retention shall be expressly excluded.

12.      MODIFICATION AND
         AMENDMENTS

         Any amendments or modifications to this Service Agreement shall only be valid in writing. This shall also apply to any modification of this Clause.

13.      FINAL PROVISIONS

13.1     This Service Agreement shall only be subject to German Law.

13.2 The Parties shall sign this Agreement in a German an an English-language version. It is understood and agreed between the Parties that in the event of any discrepancies between the two versions the German version shall prevail.

13.3 Should any provision of this Agreement be or become ineffective wholly or in part, or should any loophole requiring amendment appear, the remaining provisions of this Agreement shall continue in full force and effect. The Parties agree to replace any such provision so found ineffective by such other provision as comes nearest to the legal and economic intent of said provision found ineffective. In the same manner, the Parties shall close any loophole requiring amendment that might be encountered.


Munchen, den          20.9.02

/s/ Dieter Rietschle
...........................................................